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                     April 27, 2023

       Eran Plaut
       Chairman of the Board, Director and Chief Executive Officer Spree Acquisition Corp. 1 Limited
       1922 Wildwood Place NE
       Atlanta, GA 30324

                                                        Re: Spree Acquisition
Corp. 1 Limited
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-41172

       Dear Eran Plaut:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services